TriNet Announces Quarterly Dividend

Dublin, CA — December 11, 2025 — TriNet (NYSE: TNET), a leading provider of comprehensive human resources solutions for small and medium-size businesses (SMBs),  today announced its Board of Directors approved a dividend of $0.275 per share of the Company's common stock with a record date and ex-dividend date of January 2, 2026 and a payout date of January 26, 2026.

About TriNet
TriNet provides comprehensive HR solutions, technology, expertise, and access to world-class benefits that enable small and medium-sized businesses to attract and develop top-tier talent. Rooted in more than 30 years of supporting entrepreneurs and adapting to the ever-changing modern workplace, TriNet empowers SMBs to focus on what matters most—growing their business and enabling their people. For more information, visit TriNet.com or follow us on Facebook, LinkedIn and Instagram.

Investors:	Media:
Alex Bauer	Renee Brotherton/Josh Gross
TriNet	TriNet
Alex.Bauer@TriNet.com	Renee.Brotherton@TriNet.com
Josh.Gross@TriNet.com